Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

MONTANA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	54,825,138	(2)	$10.775	(3)	$590,740,862.00	$0.00014760	$87,193.35
Fees to Be Paid	Other	Warrants to purchase shares of Class A Common Stock, par value $0.0001 per share	457(c)	11,125,000		$0.5595	(4)	$6,224,437.50	$0.00014760	$918.73
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(5)	457(g)	25,500,000		$11.50		$293,250,000	$0.00014760	$43,283.70
	Total Offering Amounts							$890,215,299.50		$131,395.78
	Total Fees Previously Paid							—		—
	Total Fee Offsets							—		—
	Net Fee Due							$890,215,299.50		$131,395.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)	Represents the sum of (a) up to 31,164,761 shares of Class A Common Stock issued in connection with the Business Combination (as defined in the Prospectus), (b) up to 4,759,642 shares of Class A Common Stock issuable upon the conversion of 4,759,642 shares of Class B Common Stock (as defined in the Prospectus) issued in connection with the Business Combination, (c) up to 6,827,969 shares of Class A Common Stock issued to the Sponsor (as defined in the Prospectus) upon the conversion of 6,827,969 Founder Shares (as defined in the Prospectus) in connection with the consummation of the Business Combination, (d) up to 90,000 shares of Class A Common Stock issued to Former Independent Directors (as defined in the Prospectus) upon the conversion of 90,000 Founder Shares in connection with the consummation of the Business Combination, (e) up to 269,531 shares of Class A Common Stock issued to certain Anchor Investors (as defined in the Prospectus) in connection with the consummation of the Business Combination, (f) up to 11,125,000 shares of Class A Common Stock that are issuable upon the exercise of the Private Placement Warrants (as defined in the Prospectus), and (g) up to 588,235 shares of Class A Common Stock issued in the PIPE Investment (as defined in the Prospectus).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on April 10, 2024 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the redeemable warrants to purchase shares of Class A Common Stock on Nasdaq on April 10, 2024 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)	Reflects the shares of Class A Common Stock that may be issued upon exercise of outstanding Warrants (as defined in the Prospectus), with each such Warrant exercisable for one share of Class A Common Stock, subject to adjustment, for an exercise price of $11.50 per share.